Exhibit 4.1

EXECUTION VERSION

$200,000,000 TERM LOAN FACILITY

TERM LOAN AGREEMENT

by and among

NORDSON CORPORATION
and

NORDSON ENGINEERING GMBH,

as Borrowers

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

PNC CAPITAL MARKETS LLC,
as Sole Lead Arranger and Sole Bookrunner

Dated as of January 18, 2023

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LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule 1    -    Lenders and Commitments

Exhibits

EXHIBIT A - FORM OF TERM LOAN NOTE (DOLLARS)
EXHIBIT B - FORM OF TERM LOAN NOTE (EUROS)
EXHIBIT C – INTENTIONALLY OMITTED
EXHIBIT D - NOTICE OF LOAN
EXHIBIT E - COMPLIANCE CERTIFICATE
EXHIBIT F - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT G-1 - FORM OF GUARANTY OF PAYMENT (SUBSIDIARY)
EXHIBIT G-2 - FORM OF GUARANTY OF PAYMENT (NORDSON CORPORATION)
EXHIBIT H - FORM OF SOLVENCY CERTIFICATE

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is dated as of January 18, 2023, among the following:
(i)    NORDSON CORPORATION, an Ohio corporation (“Nordson Corporation”);
(ii)    NORDSON ENGINEERING GMBH, private limited liability company organised and existing under the laws of Germany, having its registered office at Lilienthalstraße 6, 21337 Lüneburg, registered with the Commercial Register of the local court of Lüneburg under number HRB 999 (“Nordson GmbH”; and together with Nordson Corporation, the “Borrowers”);

(iii)    the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, “Lenders”, and individually each a “Lender”); and
(iv)    PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders under this Agreement (in such capacity as Administrative Agent, “Agent”).
WITNESSETH:
WHEREAS, the Borrowers have requested the Lenders to provide a term loan facility in the original principal amount of the Dollar Equivalent of $200,000,000.
NOW, THEREFORE, in consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than the Borrowers or a Subsidiary) by a merger or consolidation or any other combination with such Person.
“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Debt, if such payment results in that Lender having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person,

and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning provided in the first paragraph hereof.
“Alternative Currency” means Euros as long as there is a published Eurocurrency Rate or a Benchmark Replacement effected pursuant to Section 3.03 with respect thereto.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as reasonably determined by the Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. (London time) on the date that is with respect to Eurocurrency Rate Loans, the applicable Eurocurrency Rate Lookback Day, and (ii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Agent using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conduct business.
“Anti-Terrorism Law” means any applicable law, regulation or order of the United States of America, the European Union, or the United Kingdom in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. § 4301 et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, as well as any other similar law, regulation or order in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conduct business.
“Applicable Margin” shall mean:
(a)for the period from the Effective Date until the first adjustment date pursuant to clause (b) hereafter, the number of basis points set forth in the applicable matrix below, based upon the Leverage Ratio of less than or equal to 2.25 to 1.00 and
(b)commencing with the first day of the month after delivery of the financial statements for the fiscal quarter of Nordson Corporation ending on or about April 30, 2023, the number of basis points set forth in the applicable matrix below, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect;

Leverage Ratio	Term SOFR Rate Loan Margin	Eurocurrency Rate Loan Margin	Base Rate Loan Margin
Greater than 3.25 to 1.00	147.50 basis points	147.50 basis points	47.50 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	122.50 basis points	122.50 basis points	22.50 basis points
Greater than 2.25 to 1.00, but less than or equal to 2.75 to 1.00	110.00 basis points	110.00 basis points	10.00 basis points
Less than or equal to 2.25 to 1.00	100.00 basis points	100.00 basis points	0.00 basis points
Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.01(a) and (b) and hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.04 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Article VII and Article VIII hereof.
“Applicable Time” means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Arranger” shall mean PNC Capital Markets.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit F.
“Authorized Officer” shall mean (i) in the case of any Borrower, its chief executive officer, its chief financial officer, its treasurer, its assistant treasurer, corporate controller, any vice president of such Borrower designated as an “Authorized Officer” of such Borrower, for the purpose of this Agreement in an Officer’s Certificate executed by such Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Lender, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Lender. Any action taken under this Agreement on behalf of any Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Borrower and whom Agent or any Lender in good faith believes to be an Authorized Officer of such Borrower at the time of such action shall be binding on such Borrower even though such individual shall have ceased to be an Authorized Officer of such Borrower, and any action taken under this Agreement on behalf of the Agent or any Lender by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Lender and whom the Borrowers in good faith believe to be an Authorized Officer of the Agent or such Lender at the time of such action shall be binding on the Agent or such Lender even though such individual shall have ceased to be an Authorized Officer of the Agent or such Lender.

“Availability Period” means the period from and including the Effective Date to the earliest of (i) April 18, 2023, (ii) the date of any borrowing of the Loans and (iii) the date of termination of the Commitments pursuant to Article VIII.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.03(a) or Section 3.03(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.06(b)(iii).
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” or any similar benefit plan in the applicable jurisdiction of a Borrower.
“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing Tranche” means specified portions of Loans consisting of simultaneous loans of the same Interest Rate Option in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Base Rate Loans shall be considered one Borrowing Tranche.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the lending office of the Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day and (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day.
“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the beneficial ownership required by the Beneficial Ownership Regulation.
“CFTC” shall mean the Commodity Futures Trading Commission.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.
“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Nordson Corporation; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Nordson Corporation by persons who were neither (i) nominated by the board of directors of Nordson Corporation nor (ii) appointed by directors so nominated; (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement; or (d) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than Nordson Corporation (or a Wholly-Owned Subsidiary of Nordson Corporation), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Nordson GmbH .
“CIP Regulations” shall have the meaning provided in Section 9.11 hereof.
“Class” when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Term Loans (Euros) or Term Loans (Dollars) and, when used in reference to any Lender, refers to whether such Lender has any Term Loans (Euros) or Term Loan (Dollars).

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Commitment” shall mean the obligation hereunder of each Lender to make Loans equal to the amount set forth opposite such Lender’s name under the column headed “Commitment Amount” as set forth on Schedule 1 hereto.
“Commitment Percentage” shall mean, at any time for any Lender, a percentage obtained by dividing such Lender’s outstanding principal balance of Loans by the outstanding principal balance of Loans of all Lenders; provided that if the Loans have not yet been funded, such computation shall be determined based upon the Commitments of the Lenders and not the amount of their Loans. The Commitment Percentage for each Lender as of the Effective Date is set forth opposite such Lender’s name under the column headed “Commitment Percentage” as described in Schedule 1 hereto.
“Company” shall mean any Borrower or a Subsidiary. “Companies” shall mean the Borrowers and all of their Subsidiaries.
“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit E.
“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated” shall mean the resultant consolidation of the financial statements of Nordson Corporation and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Nordson Corporation or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.
“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.
“Consolidated Interest Expense” shall mean, for any period, the interest expense of Nordson Corporation for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if Nordson Corporation obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.
“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Nordson Corporation for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Assets” shall mean the book value of all assets of Nordson Corporation and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Nordson Corporation for the most recently completed fiscal quarter.
“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Nordson Corporation and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Nordson Corporation and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by Nordson Corporation and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Nordson Corporation and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Controlled Group” shall mean the Borrowers and each Person required to be aggregated with the Borrowers under Code Sections 414(b), (c), (m) or (o).
“Covered Entity” shall mean (a) the Borrowers, their Affiliates and Subsidiaries, all Guarantors of Payment, any pledgors of collateral and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a

Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Currency” means Dollars or any Alternative Currency and “Currencies” shall mean, collectively, Dollars and each Alternative Currency.
“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Nordson Corporation (or any combination thereof) as in place on the Effective Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).
“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by the Agent, for any Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100 of 1%) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:
Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;
provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding Loan that bears interest at a rate based on a Daily Simple RFR shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Agent shall give prompt notice to the Borrowers of the adjusted Daily Simple RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any €STR Lookback Day, €STR in respect of such €STR Lookback Day has not been published on the €STR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then €STR for such €STR Lookback Day will be €STR as published in respect of the first preceding Business Day for which €STR was published on the €STR Administrator’s Website; provided that €STR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in €STR shall be effective from and including the effective date of such change in €STR without notice to the Borrowers.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent as SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a

Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.
“Debt” shall mean, collectively, all Indebtedness incurred by Borrowers to Agent and the Lenders pursuant to this Agreement and the other Loan Documents and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder or thereunder.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the German Insolvency Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.
“Defaulting Lender” shall mean any Lender, subject to Section 2.07(b), that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Lender any other amount required to be paid by it hereunder, (b) has become the subject of a Bankruptcy Event or a Bail-In Action or (c) has failed at any time to comply with the provisions of Section 8.04.
As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such

Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any reasonable determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each such Person.
“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount,(b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Agent from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans denominated in an Alternative Currency to which the Eurocurrency Rate would apply), immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date upon which all of the conditions set forth in Section 4.01 of this Agreement have been satisfied.
“Eligible Assignee” shall have the meaning given to such term in Section 10.10(a).
“Embargoed Property” means any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders, or the Agent, of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable jurisdiction or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Borrowers within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Borrowers within the meaning of section 414(c) of the Code.
“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrowers or of the imposition of a Lien on the assets of Borrowers or their Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrowers; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits;

or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.
“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(d).
“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.
“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Banking Day” means any day which is, as applicable, for Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, a TARGET Day,
“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100 of 1%) (a) the applicable Eurocurrency Rate below for such Interest Period by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage:
denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Agent from time to time; in each case, the “EURIBOR Rate”) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR Rate in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR Rate for such day will be the EURIBOR Rate as published in respect of the first preceding Business Day for which such EURIBOR Rate was published thereon; provided further that any EURIBOR Rate so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”); provided that if the adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. The Agent shall give prompt notice to the Borrowers of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“Eurocurrency Rate Lookback Days” means the EURIBOR Lookback Day.
“Eurocurrency Rate Borrowing” means, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Eurocurrency Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.06(b)(ii).
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.
“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exposure” shall mean, at any time, the sum of the aggregate principal Dollar amount of all Loans outstanding.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Fee Letter” means that certain fee letter agreement dated as of January 18, 2023 by and among Borrowers and Agent.
“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the applicable Borrower.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“GAAP” shall have the meaning given to such term in Section 1.02.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Effective Date in accordance with the provisions of Section 5.11 or any other Person (including, without limitation, Nordson Corporation) that shall deliver a Guaranty of Payment to the Agent or any Lender on or after the Effective Date.
“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Guaranty of Payment” shall mean a guaranty substantially similar to Exhibit G attached hereto modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty or a guaranty by Nordson Corporation of all Debt of Nordson GmbH under this Agreement and the other Loan Documents.
“Hedge Agreement” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Person in order to provide protection to, or minimize the impact upon, such Person of increasing floating rates of interest applicable to Indebtedness.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
“Indebtedness” shall mean, for any Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by such Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f), all obligations of such Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Nordson Corporation, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson Corporation’s customary financial reporting practices.
“Interest Period” means the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one-month, three-months or six-months. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if a Borrower is requesting new Loans, or (ii) the date of continuation of or conversion to a Term Rate Loan Option if a Borrower is continuing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) no Borrower shall select, convert to or continue an Interest Period for any portion of the Loans that would end after the Maturity Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Interest Rate Option” means any Term Rate Loan Option or the Base Rate Option.
“IOSCO Principles” means the International Organization of Securities Commissions’ (IOSCO) Principles for Financial Benchmarks, as the same may be amended or supplemented from time to time.
“Lender” and “Lenders” has the meaning set forth in the first paragraph of this Agreement.
“Leverage Ratio Step-Up Period” means the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Nordson Corporation.
“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Nordson Corporation, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Nordson Corporation and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Lenders) as set forth on the financial statements of Nordson Corporation and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson Corporation’s customary financial reporting practices.
“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.
“LLC Division” means, in the event any Borrower or any Subsidiary is a limited liability company, (a) the division of any Borrower or Subsidiary into two or more newly formed limited liability companies (whether or not such Borrower or Subsidiary is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or other applicable jurisdiction, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.
“Loan” shall mean any Term Loan (Dollars) or any Term Loan (Euros).
“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Fee Letter and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean the Borrowers and each Guarantor of Payment.
“Material Acquisition Event” means any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Nordson Corporation and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Lenders hereunder or thereunder.
“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Borrower or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.
“Maturity Date” shall mean April 30, 2024.
“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.
“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” shall mean any Term Loan Note (Dollars) or Term Loan Note (Euros).
“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit D.
“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).
“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
“Participant” shall have the meaning provided to such term in Section 10.11(a).
“Participant Register” shall have the meaning specified in Section 10.11(c).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Nordson Corporation or its Subsidiaries sell or transfer the accounts receivables of Nordson Corporation or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Nordson Corporation or any Subsidiary, (b) there is no recourse or obligation to Nordson Corporation or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility, and (c) neither Nordson Corporation nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Borrowers or any ERISA Affiliate.
“PNC Capital Markets” shall mean PNC Capital Markets LLC.
“Prime Rate” means the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means, with respect to any Currency, the main banking office of the Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as the Agent may from time to time notify to the Borrowers and the Lenders.
“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries and (b) all Indebtedness of Nordson Corporation secured by any Liens permitted by Section 5.06(g).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.
“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Nordson Corporation that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.
“Recipient” shall mean (a) the Agent and (b) any Lender, as applicable.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the officers, directors, attorneys, agents and employees of such Person and of such Person’s Affiliates.
“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Lenders pursuant to or otherwise in connection with this Agreement.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Reportable Compliance Event” shall mean that (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into settlement with a Governmental Authority in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Laws; (b) any Covered Entity engages in a transaction that has caused or may cause the Lenders, or the Agent, to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations or covenants (including any negative covenant) of this Agreement with respect to Anti-Terrorism Laws or Anti-Corruption Laws.
“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.
“Required Lenders(s)” shall mean the holders of greater than fifty percent (50%) of the Commitments, or after the termination of the Commitments, the outstanding Loans. The Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, any amendment, consent or waiver resulting in treatment of any Defaulting Bank disproportionately adversely to other Lenders shall require the consent of such Defaulting Bank.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revaluation Date” means, with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, continuation, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Agent shall determine or the Required Lenders shall require.
“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Loans that bear interest at a rate based on a Daily Simple RFR.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive sanctions administered by OFAC.
“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any other Governmental Authority of a jurisdiction whose laws apply to this Agreement.
“SEC” shall mean the United States Securities Exchange Commission. “Securities Act” shall mean the Securities Act of 1933, as amended.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” shall mean 10.0 basis points.
“SOFR Floor” means a rate of interest per annum equal to 0.00 basis points (0.00%).
“Solvency Certificate” shall mean a certificate of the chief financial officer, treasurer or corporate controller of Nordson Corporation attesting to the solvency of the Nordson Corporation and its Subsidiaries, substantially in the form of the attached Exhibit H.
“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Lenders) in favor of the prior payment in full of the Debt.
“Subordinated Indebtedness” shall mean, for any Borrower or any Subsidiary any Indebtedness that is Subordinated.
“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan (Dollars)” shall mean a term loan made by the Lenders to a Borrower pursuant to Section 2.01(a) hereof.
“Term Loan (Euros)” shall mean a term loan made by the Lenders to a Borrower pursuant to Section 2.01(b) hereof.
“Term Loan Note (Dollars)” shall mean any note delivered pursuant to Section 2.01(a)(iii) of this Agreement.
“Term Loan Note (Euros)” shall mean any note delivered pursuant to Section 2.01(b)(iii) of this Agreement.
“Term Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate or the Eurocurrency Rate.
“Term Rate Loan Option” means the Term SOFR Rate Option or the Eurocurrency Rate Option, as applicable.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Agent as the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.
“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.06(b)(i).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Total Commitment Amount” shall mean the aggregate amount of the Commitments of all Lenders. As of the Effective Date, the Total Commitment Amount is equal to the Dollar Equivalent of Two Hundred Million Dollars ($200,000,000).
“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Nordson Corporation, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.
“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents which they are or are intended to be a party and any funding of the Loans thereunder, and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph Section 3.02(f).
“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.
“Withholding Agent” shall mean any Loan Party and the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States or in any applicable jurisdiction at the time of application thereof, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP as applied by Nordson on the Effective Date (whether or not such operating leases were in effect on the Effective Date) such leases shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such leases to be characterized as capital leases. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Nordson Corporation and its Subsidiaries made available pursuant to Section 5.01(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 5.01(a). Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.
Section 1.03    Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.05    Benchmark Replacement Notification. Section 3.03(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple SOFR or the Eurocurrency Rate for any applicable Currency, as applicable, is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR or the Eurocurrency Rate for any applicable Currency, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
Section 1.06    Exchange Rates; Currency Equivalents.
(a)The Agent shall determine the Dollar Equivalent amounts of Loans denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent.
(b)Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100 of 1%), as determined by the Agent. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
Section 2.01    Amount and Nature of Credit.
(a)Subject to the terms and conditions of this Agreement, each Lender, for itself and not one for any other, agrees to make a term loan in Dollars to either or both Borrowers hereunder (“Term Loan (Dollars)”).
(i)Such Borrower shall have the option to choose any combination of (a) Base Rate Loans, or (b) Term SOFR Rate Loans. No Term Loans (Dollars) may be borrowed after the Availability Period. Such Borrower shall be entitled to repay Term Loans (Dollars) in whole or in part, but once repaid a Term Loan (Dollars) may not be re-borrowed. Any Borrower shall be permitted to borrow a Term Loan (Dollars) provided that such Borrower shall not also borrow a Term Loan (Euros).

(ii)The obligation of each Lender to make Term Loans (Dollars) to such Borrower shall be in the proportion that such Lender’s Commitment bears to the Commitments of all Lenders, but each Lender’s Term Loan (Dollars) (plus each Lender’s Term Loan (Euros)) shall never exceed the Dollar Equivalent of its Commitment. The failure of any Lender to make a Term Loan (Dollars) shall not relieve any other Lender of its obligations to make a Term Loan (Dollars) nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans (Dollars) hereunder after the Availability Period. The Commitments are not revolving credit commitments, and such Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(a). The Term Loans (Dollars) shall be due and payable on the Maturity Date.
(iii)The obligation of such Borrower to repay Term Loans (Dollars) made to it by Lenders pursuant to this Section 2.01(a) and to pay interest thereon may, upon the request by such Lender, be evidenced by a single Term Loan Note of such Borrower in the form of Exhibit A hereto (each such note, a “Term Loan Note (Dollars)”), payable to such Lender.
(b)Subject to the terms and conditions of this Agreement, each Lender, for itself and not one for any other, agrees to make a term loan in the Alterative Currency to either or both Borrowers hereunder (“Term Loan (Euros)”).
(i)All Term Loans (Euros) shall be Eurocurrency Rate Loans. No Term Loans (Euros) may be borrowed after the Availability Period. Such Borrower shall be entitled to repay Term Loans (Euros) in whole or in part, but once repaid a Term Loan (Euros) may not be re-borrowed. Any Borrower shall be permitted to borrow a Term Loan (Euros); provided that such Borrower shall not also borrow a Term Loan (Dollars).
(ii)The obligation of each Lender to make Term Loans (Euros) to such Borrower shall be in the proportion that such Lender’s Commitment bears to the Commitments of all Lenders, but each Lender’s Term Loans (Euros) (plus each Lender’s Term Loan (Dollars)) shall never exceed the Dollar Equivalent of its Commitment. The failure of any Lender to make a Term Loan (Euros) shall not relieve any other Lender of its obligations to make a Term Loan (Euros) nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans (Euros) hereunder after the Availability Period. The Commitments are not revolving credit commitments, and such Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(b). The Term Loans (Euros) shall be due and payable on the Maturity Date.
(iii)The obligation of such Borrower to repay Term Loans (Euros) made to it by Lenders pursuant to this Section 2.01(b) and to pay interest thereon may, upon the request by such Lender, be evidenced by a single Term Loan Note of such Borrower in the form of Exhibit B hereto (each such note, a “Term Loan Note (Euros)”), payable to such Lender.
(c)The aggregate Commitments shall be automatically and permanently reduced to zero upon the borrowing of any Loans hereunder, and any remaining unfunded Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period.
Section 2.02    Conditions To Borrowing/Conversion/Continuation of Loans. The obligation of the Lenders to make, continue or convert any Loan, is conditioned, in the case of the borrowing, conversion or continuation hereunder, upon:

(a)(i) with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 12:00 P.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, (ii) with respect to Term SOFR Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 12:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation and (iii) with respect to Eurocurrency Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 12:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation; provided that, in each case above, an Authorized Officer of the Borrowers may notify Agent by email of such Borrower’s intent to borrow, convert or continue, and such email shall be deemed the Notice of Loan so long as such Borrower promptly provides a Notice of Loan thereafter but in any event prior to the actual borrowing, conversion or continuation date of such Loan (it being understood that the Agent may rely on the authority of any Authorized Officer making such an email request without the necessity of receipt of such Notice of Loan). Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Lender shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it. If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior written notice to Borrowers, to debit any account of Borrowers or otherwise receive from Borrowers, on demand, such amount, in the event that such Lender fails to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Overnight Bank Funding Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds;
(b)    Borrowers’ request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); (ii) a Term SOFR Rate Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and (iii) a Eurocurrency Rate Loan shall be in an amount of not less than Five Million Euros (€5,000,000), increased by increments of One Million Euros (€1,000,000);
(c)    the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist;
(d)    in the case of the continuation of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day; and
(e)    Subject to Section 2.06(a) and Section 3.03.
(i)no Loan denominated in any Currency may be converted into a Loan denominated in a different Currency.
(ii)any Interest Rate Option applicable to a Term Loan (Dollars) may not be and may not be converted to, any Interest Rate Option applicable to Term Loan (Euros).
(iii)any Interest Rate Option applicable to a Term Loan (Euros) may not be and may not be converted to, any Interest Rate Option applicable to Term Loan (Dollars).

Each request for a Term Rate Loan Option shall be irrevocable and binding on Borrowers and Borrowers shall indemnify Agent and the Lenders against any loss or expense incurred by Agent or the Lenders pursuant to (and in accordance with) Section 3.04.
Section 2.03    Payments, Etc.
(a)Payments Generally. Each payment made hereunder by Borrowers shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
(b)Payments in Dollars. With respect to (i) any Loan, or (ii) any other payment to Agent and the Lenders that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Lenders of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrowers under this Agreement, shall be made in the same Currency in which such Loan was funded, in Same Day Funds, and the Agent shall promptly distribute such amounts to the Lenders in Same Day Funds. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Lenders not later than 12:00 P.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds; provided that, with respect to principal and interest on Loans denominated in an Alternative Currency, such payments shall be remitted to Agent no later than the Applicable Time specified by the Agent. Any such payments received by Agent after 12:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrowers are prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All fees hereunder and any other Loan Document shall be payable in Dollars.
(c)Payments Net of Taxes. All payments under this Agreement or any other Loan Document by Borrowers or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Lender (and withholding relating thereto) other than such income or franchise taxes arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If any Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then Borrowers or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Lenders in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due. In each such case, Borrowers shall provide to the applicable Lender evidence demonstrating that such taxes or levies have been paid.
(d)Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and fees received by it for the account of such Lender. In the event payments are received by the Agent by (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 A.M. (Cleveland, Ohio time) and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Agent, and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Term SOFR Rate Loans and Eurocurrency Rate Loans, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers hereunder or under the other Loan Documents. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.
(e)Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made with respect to any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such amount.
Section 2.04    Prepayment.
(a)Right to Prepay. Borrowers shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans then outstanding, as designated by Borrowers, plus interest accrued on the amount so prepaid to the date of such prepayment.
(b)Prepayment Fees.
(i)Prepayments of Base Rate Loans shall be without any premium or penalty;
(ii)In any case of prepayment (or, any assignment pursuant to Section 3.09) of a Term Rate Loan, Borrowers agree that if the reinvestment rate with respect to the amount of such Term Rate Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the Term SOFR Rate or Eurocurrency Rate applicable to the Term Rate Loan that is intended to be prepaid (hereinafter, “Last Term Rate”), then Borrowers shall, upon written notice from Agent, promptly pay to Agent, for the account of each Lender, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last Term Rate and the Reinvestment Rate, times (B) the prepayment principal amount of the Term Rate Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Term Rate Loan that is to be prepaid divided by (2) three hundred sixty (360) but no additional premium or penalty shall apply. In addition, Borrowers shall immediately pay directly to Agent, for the account of the Lenders, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Lenders in connection with the prepayment, upon Borrowers’ receipt of a written statement from Agent.
(c)Notice of Prepayment. Borrowers shall give Agent (i) written notice of prepayment of any Base Rate Loan by not later than 12:00 P.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made, (ii) written notice of the prepayment of any Term SOFR Rate Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the Business Day on which such prepayment is to be made and (iii) written notice of the prepayment of any Eurocurrency Rate Loan not later than 1:00 P.M. (Cleveland, Ohio time) four (4) Business Days prior to the Business Day on which such prepayment is to be made. Each such notice shall set forth the following information:
(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)a statement indicating the application of the prepayment between the Term Loans (Dollars) and the Term Loans (Euros);
(iii)a statement indicating the application of the prepayment among Base Rate Loans, Term SOFR Rate Loans and Eurocurrency Rate Loans; and
(iv)the Currency of such Loan and total principal amount of such prepayment, which shall not be less than the amounts specified in Section 2.04(d).
(d)Minimum Amount. Each prepayment of a Loan by the Borrowers shall be in the aggregate principal amount of not less than the Dollar Equivalent of Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Article III hereof.
(e)Application of Prepayment. If the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, all prepayments pursuant to this Section 2.04 shall first be applied to (i) with respect to Term Loans (Dollars), Base Rate Loans, and then to Term SOFR Rate Loans and (ii) with respect to Term Loans (Euros), Eurocurrency Rate Loans.
Section 2.05    Fees. Borrowers shall pay to the Lenders the fees set forth in the Fee Letter.
Section 2.06    Interest and Fees; Default Rate.
(a)The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Options specified below, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or continue one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches for Term Loans (Dollars) and Term Loans (Euros) in the aggregate; provided further that if an Event of Default exists and is continuing, then for so long as such Event of Default is continuing, (i) no outstanding Borrowing Tranche may be converted to or continued as a Term SOFR Rate Loan or Eurocurrency Rate Loan and (ii) Required Lenders may demand that each Eurocurrency Rate Loan and Term SOFR Rate Loan be automatically converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) at the end of the applicable Interest Period. At such time as such Event of Default has been cured, waived or is no longer continuing, Borrowers may again convert or continue all or a portion of a Term Loan (Dollars) to Term SOFR Rate Loans (and later convert Term Loan (Dollars) back and forth between Base Rate Loans and Term SOFR Rate Loans as desired in each case), pursuant to the terms and conditions of this Agreement. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate or Eurocurrency Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.
(b)The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Loans:
(i)Term SOFR Rate Option. In the case of Term SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment plus the Applicable Margin;
(ii)Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans, a rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) except that interest on Eurocurrency Rate Loans as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Eurocurrency Rate as determined for each applicable Interest Period plus the Applicable Margin; or
(iii)Base Rate Option. In the case of Base Rate Loans, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(c)Any fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.
(d)Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Lenders, the principal of each Loan, the unpaid interest thereon to the extent permitted by applicable law and any other amounts owing hereunder shall bear interest, until such time as such Event of Default has been cured, waived or amended or is no longer continuing, at the Default Rate. In no event shall the rate or the calculation, of interest hereunder exceed the maximum rate allowable by law, however, the relevant Lender reserves the right to claim higher damages actually incurred.
(e)With respect to the Term SOFR Rate, Daily Simple SOFR and the Eurocurrency Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Agent shall provide written notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
(f)If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans in Dollars under any Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.02, the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to such Loans as the case may be, commencing upon the last day of the existing Interest Period. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans in an Alternative Currency under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.02, then, unless such Borrowing Tranche is repaid as provided herein, the

Borrowers shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If the Borrowers provide any Notice of Loan related to a Loan at any Term Rate Loan Option, but fails to identify an Interest Period therefor, such Notice of Loan shall be deemed to request an Interest Period of one (1) month. Any Notice of Loan that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option (with respect to any Loans in Dollars). If no election as to Currency is specified in the applicable Notice of Loan, then the requested Loans shall be made in Dollars.
(g)As to any Loans that are Base Rate Loans, interest shall be due and payable in arrears on the last day of each September, December, March and June of each year and at the maturity thereof. As to any Loans that are Term SOFR Rate Loans or Eurocurrency Rate Loans, interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also at the end of each three-month period during such Interest Period. Interest on the principal amount of each Loan or other monetary obligations hereunder shall be due and payable on demand after such principal amount or other monetary obligation hereunder becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
Section 2.07    Defaulting Lender.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lender.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.04 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any final judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 2.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If Borrowers and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, subject to Section 10.19, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
Section 2.08    Pro Rata Treatment of Lenders. Each borrowing of Loans shall be allocated to each Lender according to its Commitment Percentage, and each selection of, conversion to, or continuation of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest and fees (but excluding any administrative agency fee paid to the Agent) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 3.03(c) in the case of an event specified in Section 3.03, 3.09 or 3.01) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest and fees, as specified in this Agreement.
Section 2.09    Agent’s Clawback.
(a)Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Agent such Lender’s pro rata share, the Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(b)Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
ARTICLE III
INCREASED CAPITAL; TAXES, ETC.
Section 3.01    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), Daily Simple SOFR, Term SOFR Rate, special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(iii)impose on any Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a

Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.02    Tax Law, Etc.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Borrowers. Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section 3.02, Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and the Agent, at the time or times reasonably requested by Borrowers or the Agent, such properly completed and executed documentation reasonably requested by Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or the Agent as will enable Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(f)(ii)(A), (ii) (B) and (ii) (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing.
(A)any Lender that is a U.S. Person shall deliver to Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “lender” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a

“U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BENE (or W-8BEN, as applicable); or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate acceptable to Borrowers, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Agent as may be necessary for Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and the Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.02, Section 3.01, Section 3.04 and Section 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.03    Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
(a)Unascertainable; Increased Costs; Deposits Not Available. If at any time:
(i)the Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that
(A)the Eurocurrency Rate or Term SOFR Rate cannot be determined pursuant to the definition thereof; or
(B)with respect to any Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or
(ii)with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Agent; or
(iii)the Required Lenders have determined that for any reason in connection with any request for a Eurocurrency Rate Loan or Term SOFR Rate Loan or a conversion thereto or continuation thereof that the Term SOFR Rate or the Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period, and the Required Lenders have provided notice of such determination to the Agent, then the Agent shall have the rights specified in Section 3.03(c).
(b)Illegality. If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by such Lender in good faith with any law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Agent shall have the rights specified in Section 3.03(c).

(c)Agent’s and Lender’s Rights. In the case of any event specified in Section 3.03(a) above, the Agent shall promptly notify the Lenders and the Borrowers in writing thereof, and in the case of an event specified in Section 3.03(b) above, such Lender shall promptly so notify the Agent in writing and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.
(i)Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or continue a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Agent shall have later notified the Borrowers, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
(ii)If at any time the Agent makes a determination under Section 3.03(a): (a) if the Borrowers have previously notified the Agent of a Borrower’s selection of, conversion to or continuation of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or continuation of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term SOFR Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrowers’ election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrowers of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).
(iii)If any Lender notifies the Agent of a determination under Section 3.03(b), the Borrowers shall, subject to the Borrowers’ indemnification obligations under Section 3.04, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 2.04. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.
(d)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with a Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), or (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (4) of the definition of “Benchmark Replacement”, such Benchmark Replacement.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders in writing of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 3.03(d).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Definitions. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section 3.03(d).
“Benchmark” means, initially, with respect to Loans, interest, fees, commissions, or other amounts denominated in, or calculated with respect to (a) Dollars, SOFR and the Term SOFR Reference Rate or (b) Euros, the Eurocurrency Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 3.03(d).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)Where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period; and
(2)Where the Benchmark is EURIBOR,    the sum of: (A) Daily Simple RFR for €STR and (B) the related Benchmark Replacement Adjustment; and
(3)Intentionally Omitted; and

(4)the sum of (A) the alternate benchmark rate that has been selected by the Agent and the Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2), (3), or (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by an Official Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(d) titled “Benchmark Replacement Setting.”
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 3.04    Indemnity. Without prejudice to any other provisions of this Article III, the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)payment, prepayment, conversion or continuation of any Loan to which a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period, whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due; or
(b)attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Notice of Loan under Section 2.02 or notice relating to prepayments under Section 2.04 or failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or
(c)any assignment of a Loan under a Term Rate Loan Option on a day other than the last day of the Interest Period therefor, as a result of a request by the Borrowers pursuant to Section 3.09; or
(d)the failure by the Borrowers to make any payment of any Loan (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
Section 3.05    Reserved.
Section 3.06    Funding. Each Lender may, but shall not be required to, make Eurocurrency Rate Loans hereunder with funds obtained outside the United States or such Loans may be made through a branch or affiliate of any Lender.
Section 3.07    Capital Adequacy. If any Lender shall have determined, after the Effective Date, that a Change in Law affecting such Lender or any lending office of such Lender, if any, regarding capital adequacy or liquidity requirements (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after written demand to Borrowers by such Lender (made within one hundred eighty (180) days of such Lender becoming aware of the reason giving rise to such demand), with a copy to Agent, Borrowers shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction. Each Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 3.07 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.
Section 3.08    Application of Provisions. Notwithstanding anything in this Agreement to the contrary, no Lender shall demand compensation for any reduction referred to in Section 3.01, Section 3.02, Section 3.03 or Section 3.07 hereof if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit or loan agreements.
Section 3.09    Replacement of Lenders. If any Lender requests compensation under Section 3.01 or Section 3.07, or if Borrowers are required to pay any Indemnified Taxes or pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or if any Lender is a Non-Consenting Lender or if any Lender is a Defaulting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or a Defaulting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01    Conditions to Effective Date. The effectiveness of this Agreement is subject to Borrowers satisfying each of the following conditions on or before the Effective Date, each in form and substance reasonably satisfactory to Agent:
(a)Loan Documents. Each Borrower shall have executed and delivered to Agent, this Agreement, and each of the other Loan Documents (other than the Notes) to which it is a party (including the Guaranty of Payment by Nordson Corporation).
(b)Officer’s Certificate, Resolutions, Organizational Documents. Borrowers shall have delivered to Agent and each Lender an officer’s certificate certifying the names of the officers of the respective Borrowers, authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors or managers of the respective Borrowers, or a resolution of the shareholder of a Borrower, as applicable, evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of the respective Borrowers. In the case of Nordson GmbH, the Agent and each Lender shall have received copies of the commercial register excerpt (not older than fourteen (14) days) and current articles of association, and a copy of the resolution of the shareholders of Nordson GmbH approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a Party and resolving that it execute such Loan Documents.
(c)Legal Opinion. Borrowers shall have delivered to Agent opinions of counsel for Borrowers dated the Effective Date.
(d)Good Standing Certificate. Nordson Corporation shall have delivered to Agent a good standing certificate from its jurisdiction of organization.
(e)Fees; Legal Fees. Borrowers shall have (a) paid the fees described in the Fee Letter and complied in all respects with the terms of the Fee Letter, and (b) paid all legal fees and expenses of Agent and PNC Capital Markets in connection with the preparation and negotiation of the Loan Documents incurred through the Effective Date.
(f)Effective Date Certificate. Borrowers shall have delivered to Agent and the Lenders a certificate from an Authorized Officer of each Borrower certifying that:
(i)no Default or Event of Default exists as of the Effective Date;
(ii)each of the representations and warranties contained in Article VI hereof and in the other Loan Documents are true and correct as of the Effective Date in all material respects (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects on and as of such earlier date or period));
(iii)no change, occurrence or development shall have occurred since October 31, 2022, that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Nordson Corporation and its Subsidiaries taken as a whole;
(iv)all regulatory approvals and licenses from Governmental Authorities necessary for the consummation of the Transactions on the Effective Date have been completed and there is an absence of any legal or regulatory prohibitions or restrictions from Governmental Authorities with respect thereto;
(v)no legal or regulatory prohibitions shall exist which prevent the consummation of the Transactions on the Effective Date; and
(vi)there are no material actions, suits, investigations or proceedings pending or, to the knowledge of Borrowers, threatened in writing, in any court or before any arbitrator that could reasonably be expected to have a material adverse effect on (1) the ability of Borrowers to comply with its obligations under the Loan Documents; or (2) the consummation of the Transactions on the Effective Date.
(g)Solvency. Borrowers shall have delivered to Agent and the Lenders a Solvency Certificate (after giving pro forma effect to the Transactions to occur on the Effective Date).
(h)No Event of Default; Representations and Warranties. (i) No Default or Event of Default exists as of the Effective Date and (ii) each of the representations and warranties contained in Article VI hereof and in the other Loan Documents are true and correct as of the Effective Date in all material respects (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects on and as of such earlier date or period)).
(i)USA Patriot Act and Know Your Customer. The Borrowers and each of the other Loan Parties shall have provided to the Agent and the Lenders an executed Certificate of Beneficial Ownership (if applicable) at least five days prior to the Effective Date and such other documentation and other information requested by the Agent or any Lender in order to comply with requirements of the USA Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations.
Without limiting the generality of Article IX, for purposes of determining satisfaction of the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02    Conditions to Funding of Loans. The obligation of the Lenders to make the Loans is subject to the following conditions:
(a)No Default or Event of Default exists, nor immediately after the making of the Loans will exist;
(b)Each of the representations and warranties contained in Article VI hereof and in the other Loan Documents are true and correct as of the date of the borrowing of the Loans in all material respects (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects on and as of such earlier date or period));
(c)The Borrowers shall have delivered to Agent (i) an executed Notice of Loans in accordance with Section 2.02 and (ii) executed Notes to the extent requested by Lenders.
Notwithstanding anything to the contrary herein, if the Loans are not borrowed on or prior to the expiration of the Availability Period, then the Lenders' respective Commitments hereunder shall expire and the Lenders shall have no obligation to the Borrowers or any other Loan Party under this Agreement or any other Loan Document (including, without limitation, to make Loans hereunder), and this Agreement and the other Loan Documents shall be deemed terminated (other than with respect to provisions that survive termination thereof).
ARTICLE V
COVENANTS
Each Borrower agrees that, from and after the Effective Date until all of the Debt shall have been paid in full, such Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:
Section 5.01    Financial Statements. Borrowers covenants that it will deliver to each Lender:
(a)within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Nordson Corporation, balance sheets of Nordson Corporation as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Lenders and certified by a Financial Officer of Nordson Corporation;
(b)within ninety (90) days after the end of each fiscal year of Nordson Corporation, (i) an annual audit report of Nordson Corporation for that year prepared on a Consolidated and consolidating (but only as to Nordson Corporation and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Lenders and certified by an independent public accountant satisfactory to the Required Lenders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Nordson Corporation’s annual report for any fiscal year of Nordson Corporation on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;
(c)concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;
(d)as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Nordson Corporation to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Nordson Corporation (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Nordson Corporation’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d);

(e)[reserved]; and
(f)within ten (10) days of the written request of Agent or any Lender (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Borrowers, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.
Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nordson Corporation posts such documents, or provides a link thereto on Nordson Corporation’s website on the Internet at the website address; or (ii) on which such documents are posted on Borrowers’ behalf on an Internet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that Borrowers shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Section 5.02    Franchises. Each Borrower will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Borrowers shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.
Section 5.03    ERISA Compliance. No Borrower nor any of their Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against Borrowers or any of their Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Nordson Corporation.
Section 5.04    Financial Covenants.
(a)Leverage Ratio. Nordson Corporation covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Ratio Step-Up Period, 4.00 to 1.00 and (ii) at all other times, 3.75 to 1.00.
(b)Interest Coverage Ratio. Nordson Corporation covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.
Section 5.05    Indebtedness. Borrowers covenant that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.
Section 5.06    Liens. Each Borrower covenants and warrants that it will not, and will not permit any of its Subsidiaries to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:

(a)Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c)Liens pursuant to standard terms and conditions of German banks and bank accounts operated by such banks that were not incurred to secure the borrowing of money or the obtaining of advances or credit;
(d)easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of such Borrower or any of its Subsidiaries;
(e)any Lien granted to Agent, for the benefit of the Lenders;
(f)Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;
(g)Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility;
(h)Liens on amounts deposited to secure any Loan Party's and its Subsidiaries’ obligations in connection with pension liabilities (Alterszeitverpflichtungen) pursuant to Section 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to Section 7e German Social Code IV (Sozialgesetzbuch IV); and
(i)    any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (h) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness does not exceed at any time, for Nordson Corporation and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.
Section 5.07    Merger and Sale of Assets. Each Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets (including by means of an LLC Division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
(a)any Subsidiary (other than the Receivables Subsidiary) may merge with any Borrower (provided that such Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary); provided that if Nordson GmbH is a party to such merger, Nordson GmbH shall be the continuing or surviving Person;
(b)each Borrower may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to (i) any Borrower, or (ii) any Subsidiary (other than the Receivables Subsidiary);

(c)in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) and (b) above, each Borrower and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;
(d)any merger or consolidation that constitutes an Acquisition consummated by any Borrower or any Subsidiary (other than the Receivables Subsidiary); provided that (i) if such Acquisition is a merger or consolidation with a Borrower, such Borrower shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and
(e)in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (d) above, each Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by Borrowers and all of their Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Nordson Corporation.
Section 5.08    Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
Section 5.09    Notice. Each Borrower covenants that it will promptly notify the Agent and the Lenders whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default has occurred or is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement.
Section 5.10    Reserved.
Section 5.11    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Nordson Corporation covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement unless, prior to or concurrently therewith (i) Nordson Corporation shall have caused each such Subsidiary to execute and deliver to the Agent and the Lenders a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement or otherwise in the form of Guaranty of Payment attached hereto as Exhibit G-1, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty of Payment and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall enter into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.12    Pari Passu Ranking. Each Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of such Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of such Borrower and its Subsidiaries.
Section 5.13    Terrorism Sanctions Regulations and Compliance with Laws.
(a)Each Borrower covenants that it will not, and will not permit any Subsidiary to be in violation of any applicable law, regulation, or order of any Governmental Authority (including, without limitation, applicable laws, regulations, and orders administered by OFAC, the European Union, or the United Kingdom, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making Loans hereunder to Borrowers or from otherwise conducting business with Borrowers or any Subsidiaries. Each Covered Entity covenants that it will conduct its business in compliance with all Anti-Corruption Laws and maintain in effect and enforce policies and procedures designed to ensure compliance by such Covered Entity and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws. Each Borrower covenants and agrees that it shall promptly notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event.
(b)Each Borrower hereby covenants and agrees that, such Borrower and its Subsidiaries will not: (i) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (ii) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (iii) repay the Loans with Embargoed Property or funds derived from any unlawful activity; or (iv) cause any Lender or Agent to violate any Anti-Terrorism Law.
(c)Each Borrower hereby covenants and agrees that, such Borrower will not, and will not permit any its Subsidiaries to directly or indirectly use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
(d)The covenant under this Section 5.13 shall only apply to any member of the Controlled Group (together with any director, officer, employee or agent thereof) insofar as compliance with such undertakings does not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (“AWV”) (in conjunction with section 4 paragraph 1 no. 3 and section 19 paragraph 3 no. 1(a) of the German Foreign Trade Act (Außenwirtschaftsgesetz) ("AWG")), any provision of Council Regulation (EC) 2271/1996 (the "EU Blocking Regulation") or any similar applicable anti-boycott law or regulation. In relation to each Loan Party that notifies the Agent to this effect (each a “Restricted Loan Party”), the covenant in this Section 5.13 shall only apply for the benefit of that Restricted Loan Party to the extent this would not result in (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with section 7 AWV (in conjunction with section 4 para 1 no 3 and section 19 paragraph 3 no. 1(a) AWG) or a similar anti-boycott statute.
Section 5.14    Beneficial Ownership. Each Borrower covenants to provide to the Agent and the Lenders (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Lenders, (ii) a new

Certificate of Beneficial Ownership with respect to such Borrower, when the individual(s) to be identified as a beneficial owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Lender to comply therewith.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Each Borrower solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries represents and warrants that the statements set forth in this Article VI are true, correct and complete.
Section 6.01    Organization; Subsidiary Preferred Equity.
(a)Nordson Corporation is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Nordson GmbH is a German private limited liability company , organised and existing under the laws of Germany, having its registered office at Lilienthalstraße 6, 21337 Lüneburg, registered with the Commercial Register of the local court of Lüneburg under number HRB 999, duly organized and existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized, and each Borrower’s respective Subsidiaries is duly organized and existing in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized.
(b)Each Borrower and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing (to the extent such jurisdiction recognizes the concept of good standing), in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by such Borrower or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Nordson Corporation’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.
Section 6.02    Power and Authority.
(a)Each Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.
(b)Each Borrower has all requisite corporate or limited liability company power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate or limited liability company action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers (or other authorized individuals) of such Borrower and are valid obligations of such Borrower, legally binding upon and enforceable against such Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.
Section 6.03    Compliance with Laws. Each Company:
(a)is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and
(b)is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.
Section 6.04    Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to any Company’s knowledge, threatened in writing against any Company, or in respect of which any Company is reasonably likely to have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, as to any of which, individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, as to any of which, individually or in the aggregate, would have a Material Adverse Effect.
Section 6.05    Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.
Section 6.06    Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal

Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.
Section 6.07    Solvency. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Lenders. Such Borrower is not insolvent as defined in any applicable state or federal statute, nor will such Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Such Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Such Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
Section 6.08    Financial Statements. The Consolidated financial statements of Nordson Corporation for the fiscal years most recently ended and the fiscal quarters most recently ended that are available to the Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.
Section 6.09    Regulations. No Borrower is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.
Section 6.10    Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
Section 6.11    Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not materially misleading.
Section 6.12    Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist (including, without limitation, after giving effect to the Transactions).
Section 6.13    Anti-Terrorism Law and Anti-Corruption Law Compliance. No Company is subject to or in violation of any applicable law, regulation, or order of any Governmental Authority (including, without limitation, applicable laws, regulations, and orders administered by OFAC, the European Union, or the United Kingdom, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to any

Company or from otherwise conducting business with any Company. Each Covered Entity has implemented and maintains in effect policies and procedures designed to ensure compliance by such Covered Entity and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, and such Covered Entity and, to the knowledge of such Covered Entity, its directors, officers, employees, agents, affiliates and representatives thereof, are in compliance with applicable Anti-Corruption Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Covered Entity being designated as a Sanctioned Person. None of (a) any Covered Entity or to the knowledge of such Covered Entity, any of its directors, officers or employees, or (b) to the knowledge of such Covered Entity, any Affiliate, consultant, broker or agent of such Covered Entity that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Law. No Company is located, organized or resident in a Sanctioned Jurisdiction. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law. The representations under this Section 6.13 are only given by, and/or (as applicable) shall only apply to, any member of the Controlled Group (together with any director, officer or employee thereof) insofar as the giving of and compliance with such representations do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) ("AWV") (in conjunction with section 4 paragraph 1 no. 3 and section 19 paragraph 3 no. 1(a) of the German Foreign Trade Act (Außenwirtschaftsgesetz) ("AWG")), any provision of Council Regulation (EC) 2271/1996 (the "EU Blocking Regulation") or any similar applicable anti-boycott law or regulation. In relation to each Loan Party that notifies the Agent to this effect (each a "Restricted Loan Party"), the representations in this Section 6.13 shall only apply for the benefit of that Restricted Loan Party to the extent this would not result in (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with section 7 AWV (in conjunction with section 4 para 1 no 3 and section 19 paragraph 3 no. 1(a) AWG) or a similar anti-boycott statute.
Section 6.14    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 6.15    Pari Passu Ranking. Obligations of each Borrower rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of such Borrower and its Subsidiaries.
Section 6.16    Beneficial Ownership Certificate. The Certificate of Beneficial Ownership executed and delivered to Agent and the Lenders for such Borrower on or prior to the Effective Date (if any), as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all respects as of the Effective Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.
Section 6.17    Use of Proceeds. Borrowers shall use the proceeds of the Loans for working capital and other lawful corporate purposes. Borrowers did not request any borrowing for a Loan, and Borrowers did not use, and did not procure its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Jurisdiction.

ARTICLE VII
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder:
Section 7.01    Payments. If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.
Section 7.02    Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.13 or Section 5.14.
Section 7.03    Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.01 or Section 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrowers by Agent or any Lender that the specified Default is to be remedied.
Section 7.04    Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Lenders shall be false or erroneous.
Section 7.05    Cross Default. If any Company or Obligor shall default in the payment in an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
Section 7.06    ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.
Section 7.07    Change Of Control. If any Change of Control shall occur.
Section 7.08    Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.
Section 7.09    Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against any Borrower or any Company shall be contested by such Company or any other Obligor; (c) any Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.
Section 7.10    Insolvency. If any Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due which means, in respect to Nordson GmbH, that it is either unable to pay its debts when they fall due (Zahlungsunfähigkeit), is over indebted (Überschuldung), or has commenced negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 and 19 of the German Insolvency Code (Insolvenzordnung), (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII
REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or implication herein or elsewhere:
Section 8.01    Optional Defaults. If any Event of Default referred to in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08 or Section 7.09 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrowers, terminate all Commitments and accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrowers.
Section 8.02    Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur, the Commitments shall thereupon become and thereafter be immediately terminated, and the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), in each case, all without any presentment, demand or notice of any kind, which are hereby waived by Borrowers.
Section 8.03    Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or Section 8.02 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrowers to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Lender to or for the credit or account of Borrowers or any Guarantor of Payment, all without notice to or demand upon Borrowers or any other Person, all such notices and demands being hereby expressly waived by Borrowers and each Guarantor of Payment.
Section 8.04    Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Debt (except under Article III hereof or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrowers on any indebtedness owing by Borrowers to that Lender by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrowers to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrowers agree that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrowers in the amount of participation.
ARTICLE IX
THE AGENT
The Lenders authorize PNC Bank, National Association and PNC Bank, National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:
Section 9.01    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.
Section 9.02    Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03    Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.
Section 9.04    Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
Section 9.05    Agent and Affiliates. With respect to the Loans, Agent and Arranger shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent or Arranger, as the case may be, and Agent and Arranger and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.
Section 9.06    Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrowers pursuant to Section 5.09 hereof.
Section 9.07    Action By Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or the other Loan Documents. Agent shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.
Section 9.08    Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall promptly inform the other Lenders in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.
Section 9.09    Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10    Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrowers and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrowers so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.
Section 9.11    No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with Borrowers, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.
Section 9.12    USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Effective Date and (ii) at such other times as are required under the USA Patriot Act.
Section 9.13    Other Agents. No Lender (other than Agent) that is indicated as having an agency capacity (such as “Arranger” or other similar titles) shall have any duties or responsibilities hereunder in its capacity as such.
Section 9.14    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that:
(i)none of Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 9.15    Erroneous Payments.
(a)If the Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, such Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its

Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.15(b).
(c)Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
Section 10.01    Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the granting of the Loans hereunder or at any time or times thereafter.
Section 10.02    No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.
Section 10.03    Amendments; Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no such amendment, modification, termination, waiver or consent may be made with respect to (a) any increase in the

Commitments without the unanimous consent of all of the Lenders, (b) the extension of the Maturity Date, the payment date of interest or principal with respect thereto, or the payment date of fees or amounts payable hereunder or under any other Loan Document in each case without the consent of each Lender directly affected thereby, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or under any other Loan Document or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder in each case without the unanimous consent of all of the Lenders, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement in each case without the unanimous consent of all of the Lenders, (e) the release of any Guarantor of Payment, if any, except in connection with a transaction permitted pursuant to Section 5.07 hereof, without the unanimous consent of all of the Lenders or (f) any amendment to this Section 10.03 or Section 8.04 hereof without the unanimous consent of all of the Lenders; provided that (i) no amendment, modification, termination, or waiver shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, modified or rights or privileges thereunder waived, in a writing executed only by the parties thereto. In addition, the Commitment of any Lender may not be increased without the prior written consent of such Lender (even if such Lender is a Defaulting Lender). Notice of amendments or consents ratified by the Lenders hereunder shall immediately be forwarded by Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrowers and the Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other Debt owing to it or accrued for its account under this Agreement and the other Loan Documents.
Section 10.04    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrowers, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.
Section 10.05    Costs, Expenses and Taxes. Borrowers agree to pay on demand all costs and expenses of Agent and PNC Capital Markets, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent and PNC Capital Markets in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrowers also agree to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by Borrowers, this Agreement or any Related Writing. In addition, Borrowers shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which any Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.
Section 10.06    Indemnification. Borrowers agree to defend, indemnify and hold harmless Agent and the Lenders (and their respective Related Parties) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender (or their respective Related Parties) in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent (or Related Party) shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Lender nor Agent (or such Related Party) shall have the right to be indemnified under this Section 10.06 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against Agent and the Lenders (and their respective Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) solely to the extent arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated directly hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.
Section 10.07    Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrowers (and the other Loan Parties) and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward Borrowers (or the other Loan Parties) with respect to any such documents or the transactions contemplated thereby.
Section 10.08    Execution In Counterparts.
(a)This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(b)The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Ohio State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act and sections 126 et. seq. of the German Civil Code.
Section 10.09    Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by Borrowers, Agent and by each Lender and thereafter shall be binding upon and inure to the benefit of Borrowers, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder (including, in each case, by way of an LLC Division) or any interest herein without the prior written consent of Agent and all of the Lenders.
Section 10.10    Assignments.
(a)Each Lender shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA (each an “Eligible Assignee”), without recourse, all or a percentage of all of such Lender’s Commitment, all Loans made by such Lender, such Lender’s Notes, and such Lender’s interest in any participation purchased pursuant to Section 8.04 hereof.
(b)No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrowers and Agent (other than an assignment by any Lender to (i) another Lender or (ii) any Affiliate of such Lender which Affiliate is either wholly-owned by such Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrowers and Agent shall not be unreasonably withheld; provided, however, that, Borrowers’ consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.
(c)Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.
(d)Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
(e)Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrowers and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)If an assignment made pursuant to this Section 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BENE (or W-8BEN, as applicable) or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide the assignor Lender (and, in the case of any assignee registered in the Register, Agent and Borrowers) a new Form W-8ECI or Form W-8BENE (or W-8BEN, as applicable) or Forms W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
(g)Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrowers marked “replaced”. Agent shall provide to Borrowers for execution, any consent, release, Note or Notes to be executed by Borrowers.
(h)Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
(i)Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(j)No assignment shall be made to (A) any Borrower or any Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

Section 10.11    Participations.
(a)Each Lender shall have the right at any time or times, without the consent of Agent or Borrowers, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D) (other than a natural Person, or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrower’s Affiliates or Subsidiaries), as the case may be (each, a “Participant”), in all or any part of such Lender’s Commitment, such Lender’s Commitment Percentage, any Loan made by such Lender, any Note delivered to such Lender pursuant to this Agreement, and such Lender’s interest in any participation, if any, purchased pursuant to, Section 8.04 or this Section 10.11.
(b)The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.
(c)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that requires the unanimous consent of the Lenders. Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.10; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under Section 10.10; and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.08 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e)Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.
Section 10.12    Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 10.13    Investment Purpose. Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.
Section 10.14    Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Effective Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 10.15    Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal district court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 10.16    Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
Section 10.17    Treatment of Certain Information; Confidentiality. Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Debt; (h) with the consent of Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers. In addition, Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
In no event shall the Agent or any of its Related Parties have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Information or notices through IntraLinks, Syndtrak, ClearPar, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses have resulted from such Agent Party’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
For purposes of this Section 10.17, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.18    JURY TRIAL WAIVER. EACH BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
Section 10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.20    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
Section 10.21    Borrower Representative.
Each of the Borrowers hereby irrevocably designates, appoints, authorizes and directs – under release of the restrictions of section 181 of the German Civil Code – Nordson Corporation (the “Borrower Representative”) (including each Authorized Officer of Borrower Representative) to act on behalf of such Borrower for purposes of giving Notices of Loans and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by the Borrowing Agent hereunder or under any other Loan Document. Each Borrower further appoints Borrower Representative as its agent for any service of process.  Each of the Borrowers hereby directs the Agent and each of the Lenders to disburse the proceeds of each Loan to or at the direction of the Borrower Representative, and such Loan will, in all circumstances, be deemed to be made to, or at the direction of, each of the applicable Borrowers borrowing such Loans.  Agent and each of the Lenders are entitled to rely and act on the instructions of the Borrower Representative on behalf of each such Borrower.
Section 10.22    Limitations of Liability of Nordson GmbH. Despite any provision to the contrary in this Agreement or any other Loan Document, Nordson GmbH shall not have any obligation directly or indirectly in respect of any Debt of Nordson Corporation under this Agreement or any other Loan Document.

Section 10.23    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the appropriate Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the appropriate Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such Currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).
Section 10.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Ohio and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 10.25    No Personally Identifiable Information. The parties hereto acknowledge and agree that no “personal data” (as defined under the EU Regulation (EC) No. 2016/679 of 27 April 2016) is intended to be shared with the Agent or any Lender under this Agreement. Each Borrower and each other Loan Party undertakes that it will not at any time disclose to the Agent or any Lender any personal data relating to any client of or employee of any Borrower or any other Loan Party or any other person which is not a party to Loan Document, except to the extent that such personal data is requested by the Agent or a Lender or that client or employee has consented in advance to the disclosure of such personal data (and each Borrower and each other Loan Party shall ensure that any information supplied by them to Agent or any Lender under the terms of the Agreement or any other Loan Document is supplied with any such personal data having been redacted). This excludes publicly available information, which means any information that the disclosing party has a reasonable basis to believe is lawfully made available to the general public from federal, state, or local government records, widely distributed media, or disclosures made to the general public that are required by federal, state, or local law.
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[SIGNATURE PAGES TO TERM LOAN AGREEMENT]
NORDSON CORPORATION
By: /s/ Joseph P. Kelley
Name: Joseph P. Kelley
Title: Executive Vice President,
Chief Financial Officer
Address:    28601 Clemens Road
Westlake, Ohio 44145
Attention: Executive Vice President,
Chief Financial Officer

TERM LOAN AGREEMENT
SIGNATURE PAGE
NORDSON CORPORATION
NORDSON ENGINEERING GMBH

NORDSON ENGINEERING GMBH
By: /s/ Bernard Peuten
Name: Bernard Peuten
Title: Managing Director
Address: Lilienthalstraße 6, 21337 Lüneburg

TERM LOAN AGREEMENT
SIGNATURE PAGE
NORDSON CORPORATION
NORDSON ENGINEERING GMBH

PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender
By: /s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President
Address:    PNC Bank, National Association
Agency Services
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention: Agency Services
Telephone: 412 762 6442
Telecopy: 412 762 8672
TERM LOAN AGREEMENT
SIGNATURE PAGE
NORDSON CORPORATION
NORDSON ENGINEERING GMBH

Schedule 1
Lenders and Commitments

Lender	Commitment Amount (Dollar Equivalent)	Commitment Percentage
PNC Bank, National Association	$200,000,000.00	100.00%
Total Commitment Amount:	$200,000,000.00	100.00%